[Letterhead of Netherland, Sewell & Associates, Inc.]

Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in or incorporation by reference into the Registration Statement on Form S-8 (including any amendments or supplements thereto, related appendices, and financial statements) of VAALCO Energy, Inc. of our report, dated February 15, 2017, with respect to estimates of reserves and future net revenue to the VAALCO Gabon S.A. interest, as of December 31, 2016.  We also hereby consent to all references to our firm or such reports included in or incorporated by reference into the Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By: /s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

June  19, 2017